Exhibit 10.2

Bernard Chaus, Inc.
2007 Restricted Stock Inducement Plan

Restricted Stock Award Agreement

[Grant Date]

As of                              (the ‘‘Grant Date’’), pursuant to the 2007 Restricted Stock Inducement Plan (the ‘‘Plan’’) of Bernard Chaus, Inc. (the ‘‘Company’’), the Compensation Committee of the Board of Directors of the Company (the ‘‘Committee’’) hereby grants to you                      restricted shares of Common Stock (‘‘Award’’), subject to the following terms and conditions.

This Award is also subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company, including its subsidiaries, the restrictions on your Award shall lapse and your Award will become vested, as follows                                                      .

Except as otherwise provided by the Committee, any portion of your Award for which the restrictions have not lapsed as of the date of your termination of employment (for any reason) with the Company or its subsidiaries will be totally and permanently forfeited without further compensation.

You will receive certificate(s) for the restricted shares designating you as the registered owner, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to your Award. Upon such receipt, you agree to deliver the certificate(s) together with a signed and undated stock power to the Company or the Company’s designee authorizing the Committee to transfer title to the certificate(s) representing any restricted shares that are forfeited under the terms of the Plan or this letter, to the Company in the event that your employment with the Company should terminate prior to the lapse of the restrictions.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock. You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld. As promptly as possible following the lapse of the restrictions and the satisfaction of any applicable withholding tax, the Company will issue certificates for the shares released from restrictions.

The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to terminate your service at any time.

Please sign and return a copy of this letter to Barton Heminover, Bernard Chaus, Inc., 530 Seventh Ave., New York, NY 10018. Your acknowledgement must be returned within 30 days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan, and that you agree to be bound by the applicable terms of that document.

Very truly yours,

BERNARD CHAUS, INC.

By:

Name:

Title:

ACKNOWLEDGED AND ACCEPTED

Name of Recipient:

Dated:

Enclosure:            (Copy of Plan)